Exhibit 99.1

NEWS RELEASE

Paragon Commercial Corporation Reports 21% Increase in
Net Income for the Third Quarter of 2017

Highlights:

■
Third quarter 2017 net income of $4.2 million, a $717,000 or 20.8% increase over the same period in the prior year, mostly due to higher levels of interest income as a result of loan portfolio growth
■
Loan growth of $50.1 million in the third quarter of 2017 and $198.7 million year-to-date, an annualized increase of 22.3% year-to-date
■
Third quarter 2017 earnings per share of $0.77, a $0.13 or 20.3% increase over the same period in the prior year
■
Net interest income of $13.8 million for the third quarter of 2017, an increase of 17.6% over the same period in the prior year
■
Credit quality remains strong with nonperforming loans at only 0.03% of total loans at September 30, 2017
■
Annualized third quarter 2017 ROAA of 0.99% and ROAE of 11.34%

RALEIGH, N.C., October 26, 2017 – Paragon Commercial Corporation (the “Company”) (Nasdaq: PBNC), parent company of Paragon Bank (the “Bank”), today reported unaudited financial results for the three-month period ended September 30, 2017. Net income during the three-month period increased 20.8% to $4.2 million compared to $3.5 million for the same period in 2016. The increase in earnings was primarily driven by a $2.1 million increase in net interest income, which was a result of continued loan growth. Income during the third quarter of 2017 was impacted by loan loss provision of $405,000, compared to $391,000 for the same period in 2016. In addition, the Company incurred $98,000 in additional costs directly attributable to its pending merger with TowneBank. Fully diluted earnings per share (“EPS”) were $0.77 for the third quarter of 2017 compared to $0.64 for the same period in 2016.

“Once again our quarterly results reflected outstanding growth, earnings, efficiency and quality. Our year-to-date loan growth is an impressive 17%. We recorded a return on average assets of 0.99% or $4.1 million, which is the largest earnings quarter in our history. Our efficiency ratio is among the lowest in NC and our credit quality is at levels not seen since 2007. Our dependence on brokered deposits is now at an all-time low of 1.76%. These are outstanding quarterly results which would make any bank CEO very proud.” said Robert C. Hatley, President and CEO.

The annualized return on average assets for the third quarter of 2017 was 0.99% and the annualized return on average equity was 11.34% compared to 0.95% and 10.35%, respectively, for the same ratios in the third quarter of 2016. The improvements in the third quarter and first nine months of 2017, compared to the respective periods of 2016, primarily reflect the benefit of balance sheet growth.

Consolidated Assets
Total consolidated assets as of September 30, 2017 were $1.74 billion compared to $1.50 billion as of December 31, 2016. Assets increased during the quarter by $108.4 million from $1.64 billion as of June 30, 2017 to the current level primarily as a result of strong loan demand and increased cash as a result of strong deposit growth during the quarter.

Loan Portfolio
Loans outstanding increased by $50.1 million during the third quarter from $1.34 billion at June 30, 2017 to $1.39 billion at
September 30, 2017. For the nine months ended September 30, 2017, loans have increased $198.7 million, an annualized rate of 22.3%. All loan categories experienced strong growth, except commercial and industrial loans, which decreased $2.9 million during the third quarter of 2017. Growth for some of the other loan categories for the same period was as follows: commercial real estate - $32.7 million, construction and land development - $4.8 million and consumer real estate - $15.5 million. The Company continues to see strong loan growth throughout the Raleigh, Charlotte and Cary markets.

Deposit Portfolio
Total deposits increased by $113.4 million during the third quarter of 2017. For the first nine months of 2017, deposits are up $115.9 million despite the Company’s continued effort to pay down wholesale deposits, which have decreased by $54.1 million year-to-date. During the third quarter of 2017, demand account balances increased $52.6 million and money market and interest checking accounts increased $71.1 million. Time deposits decreased $10.3 million, driven by reduction in the brokered deposit portfolio of $17.3 million. As a result of the strong deposit growth, the Company was able to decrease its Federal Home Loan Bank advances by $10.0 million during the quarter despite its strong loan growth during the same period.

Credit Quality
The Company recorded a $405,000 loan loss provision for the third quarter of 2017 as a result of the growth in total loans. There was $391,000 in provision for loan losses for the quarter ended September 30, 2016. The allowance for loan losses as a percentage of total loans at September 30, 2017 and December 31, 2016 was 0.68% and 0.66%, respectively.

Asset quality continued to remain strong as nonperforming loans were 0.03% of total loans and the ratio of total nonperforming assets to total assets including foreclosed real estate was 0.22% at September 30, 2017.

Net Interest Income
Net interest income increased by $2.1 million or 17.6% during the third quarter of 2017 compared to the third quarter of 2016. Net interest income totaled $13.8 million during the third quarter of 2017, representing a net interest margin of 3.47% on a tax-equivalent basis, unchanged from the third quarter of 2016. Net interest margin was the same primarily as a result of increased rates in Federal Home Loan Bank borrowings offset by higher yields on average total interest earning assets. The yield on these assets was 4.20% in the third quarter of 2017 compared to 4.07% for the same period in 2016.

Non-Interest Income
For the third quarter of 2017, non-interest income was $274,000 compared to $438,000 for the same period in 2016. The third quarter of 2017 was negatively impacted by $311,000, primarily as a result of the write-down and loss on foreclosed real estate. There were no such losses in the third quarter of 2016.

Non-Interest Expense
Non-interest expense in the third quarter of 2017 was $7.4 million compared to $6.8 million in the third quarter of 2016. Personnel expense increased by $353,000 as the Company added temporary personnel to compensate for the departure of employees who have left the Bank due to the pending merger with TowneBank. The Bank also added more lenders and staff to support its strong growth. In addition, the Company incurred $98,000 in additional merger-related costs in the third quarter of 2017 as a result of the pending merger with TowneBank. There were no such costs in the third quarter of 2016.

MEDIA INQUIRIES:
Blair Kelly – MMI Public Relations, 919.233.6600 or BKelly@MMIpublicrelations.com
Meghan Killela – Paragon Bank, 919.534.7402 or MKillela@ParagonBank.com

INVESTOR INQUIRIES:
Steve Crouse – Paragon Bank, Chief Financial Officer, 919.534.7404 or SCrouse@ParagonBank.com

NEW MEDIA CONTENT:
Paragon Bank LinkedIn Page: http://linkd.in/P0o9Wc

ABOUT PARAGON COMMERCIAL CORPORATION
Paragon Commercial Corporation is the parent company of Paragon Bank, which provides a private banking experience to businesses, professionals, executives, entrepreneurs and other individuals. Founded in Raleigh, North Carolina in 1999, Paragon Bank provides banking services through highly responsive professionals, an extensive courier service, online and mobile technologies, free worldwide ATM access, and a select number of strategically placed offices in Raleigh, Cary and Charlotte, NC. For more information, visit http://ParagonBank.com.

FORWARD-LOOKING STATEMENTS
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, without limitation: failure to obtain all regulatory approvals and meet other closing conditions pursuant to the Agreement and Plan of Reorganization, dated as of April 26, 2017, by and among TowneBank, TB Acquisition, LLC, and the Company (the "TowneBank Merger"), including approval by the stockholders of the Company, on the expected terms and time schedule: delay in closing the TowneBank Merger; difficulties and delays in integrating TowneBank’s and the Company's businesses or fully realizing cost savings and other benefits; business disruption as a result of the TowneBank Merger; customer acceptance of TowneBank products and services; potential difficulties encountered in expanding into a new market following the TowneBank Merger; the effects of future economic conditions; governmental fiscal and monetary policies; legislative and regulatory changes; the risks of changes in interest rates; management of growth; fluctuations in our financial results; reliance on key personnel; our ability to compete effectively; privacy, security and other risks associated with our business; and the other factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of our website at https://paragonbank.com/investor-relations/ or upon request from our investor relations department. Paragon Commercial Corporation assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

USE OF NON-GAAP FINANCIAL MEASURES
Some of the financial measures included in this press release are not measures of financial performance recognized by United States generally accepted accounting principles, or GAAP. These non-GAAP financial measures are “overhead to average assets” and “efficiency ratio.” Our management uses these non-GAAP financial measures in its analysis of our performance and because of market expectations of use of these ratios to evaluate the Company. Management believes each of these non-GAAP financial measures provides useful information about our financial condition and results of operation.

“Overhead to average assets” reflects the amount of non-interest expenses incurred in comparison to the total size of the Company and provides investors with an additional measure of our productivity.

The efficiency ratio shows the amount of revenue generated for each dollar spent and provides investors with a measure of our productivity.

These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

PARAGON COMMERCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended					Year to Date
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	as of September 30,
(Dollars in thousands, except per share data)	2017	2017	2017	2016	2016	2017	2016
Loans and loan fees	$15,241	$14,014	$13,070	$13,261	$12,544	$42,325	$35,574
Investment securities	1,501	1,465	1,403	1,264	1,214	4,369	3,802
Federal funds and other interest income	73	71	159	48	97	303	218
Total Interest and Dividend Income	16,815	15,550	14,632	14,573	13,855	46,997	39,594
Interest-bearing checking and money markets	1,125	1,127	1,074	1,064	966	3,326	2,659
Time deposits	472	458	511	560	588	1,441	1,711
Borrowings and repurchase agreements	1,376	947	728	530	534	3,051	1,605
Total Interest Expense	2,973	2,532	2,313	2,154	2,088	7,818	5,975
Net Interest Income	13,842	13,018	12,319	12,419	11,767	39,179	33,619
Provision for loan losses	405	650	159	200	391	1,214	391
Net Interest Income after Provision for Loan Losses	13,437	12,368	12,160	12,219	11,376	37,965	33,228
Non-interest Income
Increase in cash surrender value of bank owned life insurance	258	255	258	247	220	771	669
Net gain on sale of securities	-	-	-	21	-	-	85
Deposit service charges and other fees	75	68	62	64	65	205	179
Mortgage banking revenues	6	26	51	48	59	83	124
Net loss on sale or write-down of other real estate	(311)	-	-	(443)	-	(311)	(257)
Other noninterest income	246	145	132	272	94	523	285
Total Non-interest Income	274	494	503	209	438	1,271	1,085

Non-interest Expense
Salaries and employee benefits	4,265	4,310	4,462	4,083	3,912	13,037	11,521
Occupancy	390	373	359	393	362	1,122	1,048
Furniture and equipment	418	451	502	473	430	1,371	1,312
Data processing	547	580	530	438	339	1,657	1,159
Directors fees and expenses	226	253	224	193	219	703	690
Professional fees	149	244	203	429	208	596	627
FDIC and other supervisory assessments	176	201	166	71	220	543	632
Advertising and public relations	228	297	221	210	239	746	661
Unreimbursed loan costs and foreclosure related expenses	214	104	174	145	172	492	383
Merger related costs	98	368	-	-	-	466	-
Other expenses	663	676	771	573	677	2,110	1,833
Total Non-interest Expenses	7,374	7,857	7,612	7,008	6,778	22,843	19,866

Income before income taxes	6,337	5,005	5,051	5,420	5,036	16,393	14,447
Income tax expense	2,165	1,722	1,697	1,798	1,581	5,584	4,679
Net income	$4,172	$3,283	$3,354	$3,622	$3,455	$10,809	$9,768

Basic earnings per share	$0.77	$0.61	$0.62	$0.67	$0.64	$2.00	$2.02
Diluted earnings per share	$0.77	$0.61	$0.62	$0.67	$0.64	$2.00	$2.00

PARAGON COMMERCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(Dollars and shares in thousands)	2017	2017	2017	2016	2016
Assets
Cash and due from banks	$83,428	$17,564	$56,478	$43,005	$73,706
Investment securities - available for sale, at fair value	197,159	203,544	194,008	197,441	178,606
Loans-net of unearned income and deferred fees	1,389,987	1,339,860	1,230,953	1,191,280	1,165,345
Allowance for loan losses	(9,402)	(8,921)	(8,125)	(7,909)	(7,925)
	1,380,585	1,330,939	1,222,828	1,183,371	1,157,420
Premises and equipment, net	15,296	15,233	15,420	15,642	15,858
Bank owned life insurance	34,961	34,703	34,448	34,190	28,943
Federal Home Loan Bank stock, at cost	12,403	12,828	5,603	8,400	5,425
Accrued interest receivable	4,840	4,690	4,403	4,368	4,022
Deferred tax assets	4,270	3,882	4,734	4,841	3,361
Other real estate owned and repossessed property	3,399	4,690	4,740	4,740	5,183
Other assets	7,584	7,494	7,365	7,769	6,335
Total Assets	$1,743,925	$1,635,567	$1,550,027	$1,503,767	$1,478,859

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$253,511	$200,944	$222,904	$211,202	$188,398
Money market accounts and interest checking	865,355	794,255	848,705	742,046	767,124
Time deposits	169,277	179,531	193,249	219,007	243,563
Total deposits	1,288,143	1,174,730	1,264,858	1,172,255	1,199,085
Repurchase agreements and federal funds purchased	21,064	21,256	19,529	20,174	19,796
Borrowings	260,000	270,000	100,000	150,000	100,000
Subordinated debentures	18,558	18,558	18,558	18,558	18,558
Other liabilities	7,107	5,730	6,937	6,679	6,398
Total Liabilities	1,594,872	1,490,274	1,409,882	1,367,666	1,343,837

Stockholders' equity
Common stock, $0.008 par value	44	44	44	44	44
Additional paid in capital	80,822	80,721	80,323	80,147	80,015
Retained earnings	69,559	65,387	62,104	58,750	55,128
Accumulated other comprehensive (loss) income	(1,372)	(859)	(2,326)	(2,840)	(165)
Total Stockholders' Equity	149,053	145,293	140,145	136,101	135,022
Total Liabilities and Stockholders' Equity	$1,743,925	$1,635,567	$1,550,027	$1,503,767	$1,478,859

PARAGON COMMERCIAL CORPORATION
LOANS
(Unaudited)

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(In thousands except per share data)	2017	2017	2017	2016	2016
Loans
Construction and land development	$75,465	$70,661	$78,552	$79,738	$74,605
Commercial real estate:
Commercial real estate	448,762	433,486	391,795	365,569	356,833
Commercial real estate - owner occupied	221,661	202,982	193,291	186,892	178,631
Multifamily, nonresidential and junior liens	104,892	106,106	91,368	89,191	96,643
Total commercial real estate	775,315	742,574	676,454	641,652	632,107
Consumer real estate:
Home equity lines	92,285	87,229	86,550	87,489	86,361
Secured by 1-4 family residential, secured by 1st deeds of trust	242,655	231,903	208,504	195,343	190,913
Secured by 1-4 family residential, secured by 2nd deeds of trust	4,425	4,712	4,247	4,289	4,358
Total consumer real estate	339,365	323,844	299,301	287,121	281,632
Commercial and industrial loans	178,765	181,644	162,580	170,709	164,913
Consumer and other	21,077	21,137	14,066	12,060	12,088
Total loans	1,389,987	1,339,860	1,230,953	1,191,280	1,165,345

PARAGON COMMERCIAL CORPORATION
OTHER FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(In thousands, except per share data)	2017	2017	2017	2016	2016
Selected Average Balances:
Average total assets	$1,681,192	$1,586,566	$1,557,830	$1,489,487	$1,452,526
Average earning assets	1,615,475	1,527,475	1,492,181	1,409,467	1,378,081
Average loans	1,359,440	1,272,604	1,209,314	1,184,790	1,135,448
Average total deposits	1,176,609	1,197,472	1,165,010	1,169,062	1,123,277
Average stockholders' equity	147,212	142,832	138,005	135,656	133,494

Performance Ratios:
Return on average assets	0.99%	0.83%	0.86%	0.97%	0.95%
Return on average equity	11.34%	9.19%	9.72%	10.68%	10.35%
Tangible common equity ratio	8.55%	8.88%	9.04%	9.05%	9.13%
Total interest-earning assets	$1,678,994	$1,569,602	$1,482,570	$1,435,505	$1,408,456
Tax equivalent net interest margin	3.47%	3.51%	3.44%	3.58%	3.47%
Overhead to average assets (1)	1.73%	1.89%	1.95%	1.88%	1.87%
Efficiency ratio (1)	49.50%	54.09%	57.88%	52.66%	54.38%

Credit Ratios:
Non-accrual loans	$466	$492	$500	$968	$948
Other real estate owned	$3,399	$4,690	$4,740	$4,740	$5,183
Nonperforming assets to total assets	0.22%	0.32%	0.34%	0.38%	0.41%
Nonperforming loans to total loans	0.03%	0.04%	0.04%	0.08%	0.08%
Loans past due >30 days and still accruing	$149	$-	$59	$-	$499
Net loan charge-offs (recoveries)	$(76)	$(146)	$(57)	$216	$452
Annualized net charge-offs/average loans	-0.02%	-0.05%	-0.02%	0.07%	0.16%
Allowance for loan losses/total loans	0.68%	0.67%	0.66%	0.66%	0.68%
Allowance for loan losses/nonperforming loans	2018%	1813%	1625%	817%	836%

Per share data:
Average diluted common shares outstanding	5,421,388	5,413,270	5,422,590	5,422,817	5,439,596
End of quarter common shares outstanding	5,459,982	5,458,528	5,452,088	5,450,713	5,450,042
Book value per common share	$27.30	$26.62	$25.70	$24.97	$24.77

(1)
This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of this measure to the most directly comparable GAAP measure.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

“Overhead to average assets” is defined as non-interest expense less merger-related costs divided by total average assets. We believe overhead to average assets is an important indicator of the Company’s level of non-interest expenses relative to the Company’s overall size, which assists in the evaluation of our productivity. While the overhead to average assets ratio is a measure of productivity, its value reflects the attributes of the business model we employ.

	Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2017	2017	2017	2016	2016
Overhead to Average Assets
Non-interest expense	$7,374	$7,857	$7,612	$7,008	$6,778
Less merger related costs	98	368	-	-	-
Adjusted non-interest expense	$7,276	$7,489	$7,612	$7,008	$6,778

Average Assets	$1,681,192	$1,586,566	$1,557,830	$1,489,487	$1,452,526

Overhead to Average Assets	1.73%	1.89%	1.95%	1.88%	1.87%

“Efficiency ratio” is defined as total non-interest expense less merger-related costs divided by adjusted operating revenue. Adjusted operating revenue is equal to net interest income (taxable equivalent) plus non-interest income, adjusted to exclude the impacts of gains and losses on the sale of securities and gains and losses on the sale or write-down of foreclosed real estate because we believe the timing of the recognition of those items to be discretionary. We believe the efficiency ratio is important as an indicator of productivity because it shows the amount of revenue generated by our operations for each dollar spent. While the efficiency ratio is a measure of productivity, its value reflects the attributes of the business model we employ.

	Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2017	2017	2017	2016	2016
Efficiency Ratio
Non-interest expense	$7,374	$7,857	$7,612	$7,008	$6,778
Less merger related costs	98	368	-	-	-
Adjusted non-interest expense	$7,276	$7,489	$7,612	$7,008	$6,778

Net interest taxable equivalent income	$14,114	$13,351	$12,649	$12,676	$12,026
Non-interest income	274	494	503	209	438
Less gain on investment securities	-	-	-	(21)	-
Plus loss on sale or writedown of foreclosed real estate	311	-	-	443	-
Adjusted operating revenue	$14,699	$13,845	$13,152	$13,307	$12,464

Efficiency ratio	49.50%	54.09%	57.88%	52.66%	54.38%